UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2014

POPULAR, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
209 Munoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip code)

(787) 765-9800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On June 18, 2014, Popular, Inc. (the “Corporation”) announced that it had received regulatory approval to repay $935 million in Troubled Asset Relief Program (“TARP”) Capital Purchase Program funds to the U.S. Treasury.  The Corporation intends to redeem its Fixed Rate Perpetual Junior Subordinated Debentures, Series A held by Popular Capital Trust III (the “Trust”) at a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest.  The Trust will in turn redeem the $935 million of its Fixed Rate Popular Capital Trust III Capital Securities, $1,000 liquidation amount per security (the “trust capital securities”), held by the U.S. Treasury.  The trust capital securities were issued to the U.S. Treasury in August 2009 in exchange for the 935,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share, initially issued in December 2008 to the U.S. Treasury under the TARP Capital Purchase Program.

After the redemption, the Corporation intends to repurchase the outstanding warrant initially issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008. The warrant represents the right to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share with an original term of 10 years.  The Corporation has notified the U.S. Treasury of its intention to redeem the trust capital securities and repurchase the warrant, both of which are subject to the authorization of the U.S. Treasury.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99.1 Press release dated June 18, 2014

Exhibit 99.1 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Corporation’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC.
(Registrant)

Date:	June 18, 2014	By:	/s/ Jorge J. García
			Name:	Jorge J. García
			Title:	Senior Vice President and Corporate Comptroller